Exhibit 5.1

Cane Clark llp		3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Telephone: 702-312-6255
Joe Laxague	Scott P. Doney	Facsimile: 702-944-7100
Christopher T. Clark		Email: sdoney@caneclark.com

April 14, 2014

FIGO Ventures, Inc.
3270 Electricity Drive
Windsor, Ontario
Canada N8W 5JL

Re:     FIGO Ventures, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as counsel for FIGO Ventures, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2014, and any amendments thereto, pursuant to the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the resale registration of: (a) 20,000,000 shares of the Company’s common stock,  issuable upon the conversion of the principal amount of three convertible promissory notes (the “Notes”) dated November 1, 2013 for a total principal amount of $45,000; and (b) 2,500,000 shares of the Company’s common, issuable upon the conversion of the interest accrued under the Notes, all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”) as set forth in the Registration Statement (the “Shares”).

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof; and (iii) the Notes are converted into Shares pursuant to the terms of such applicable Notes; I am of the opinion that the Shares to be issued will be legally issued, fully paid and nonassessable.
This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

Very truly yours,

/s/ Scott Doney
Scott Doney, Esq.

CONSENT

I HEREBY CONSENT to the use of my opinion in connection with the Form S-1 Registration Statement and any amendments thereto filed with the Securities and Exchange Commission as counsel for the registrant, FIGO Ventures, Inc.

Very truly yours,
/s/ Scott Doney
Scott Doney, Esq